SCHEDULE 14A

                                 (RULE 14a-101)


                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:
|_|      Preliminary Proxy Statement
|_|      Confidential, for Use of the Commission Only
         (as permitted by Rule 14a-6(e)(2))
|_|      Definitive Proxy Statement
|_|      Definitive Additional Materials
|X|      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            WESTMORELAND COAL COMPANY
                            -------------------------
                (Name of Registrant as Specified In Its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the Appropriate Box):
|X|      No fee required.
|_|      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

         (1)     Title of each class of securities to which transaction applies:
         (2)     Aggregate number of securities to which transaction applies:
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         (4)     Proposed maximum aggregate value of transaction:
         (5)     Total fee paid:

|_|      Fee paid previously with preliminary materials.
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         (1)     Amount Previously Paid:
         (2)     Form, Schedule or Registration Statement No.:
         (3)     Filing Party:
         (4)     Date Filed:

                       [LOGO OF WESTMORELAND COAL COMPANY]

                                 URGENT MESSAGE
                                 --------------

Dear Fellow Depositary Stockholder:

     I am writing to you about the future of your investment in Westmoreland Coal Company.

     You may receive a communication called a "consent solicitation" from a dissident group made up of three individuals. The dissidents are attempting to remove Robert E. Killen and James W. Sight from the Company's Board of Directors and replace them with two members of the dissident group - despite the fact that you and our fellow Depositary Stockholders elected Mr. Killen and Mr. Sight barely eight weeks ago, at the Company's 2000 Annual Meeting, and despite the fact that Mr. Killen and Mr. Sight were elected by approximately 75% of the Depositary Shares voted at that meeting.

     PLEASE DO NOT RETURN ANY CONSENT CARDS SENT TO YOU BY THE DISSIDENTS. Under the direction of your Board of Directors, the Company has been saved from liquidation and is now implementing a dynamic growth strategy intended to create new value. This is vital to the Company's ability to pay not just accumulated preferred dividends, but future preferred dividends as well.

     Our strategy was reported to you in the letter to stockholders that accompanied our most recent Annual Report. Since the annual meeting, we have been able to confirm that we are engaged in exclusive negotiations on one strategic acquisition. By contrast, in their preliminary solicitation materials filed July 28, 2000 with the Securities and Exchange Commission, the dissidents admit that they have no plans or proposals other than to have two dissidents elected to the Company's Board.

     THERE IS ABSOLUTELY NO NEED FOR YOU TO TAKE ANY ACTION AT THIS TIME. We urge you NOT to sign any consent solicited by this dissident group without first having received and considered the material your Board of Directors will send to you in the near future, so that you can make an informed decision. If you have already signed the dissidents' consent card, we urge you NOT TO RETURN IT, or if you have already, to read the Company's consent revocation material carefully when it becomes available.

     We are confident in our strategy, the Company's future, and their value to you. We reaffirm our determination that our shareholders have the opportunity to benefit fully from that future. Your Board of Directors and I greatly appreciate your continued support and encouragement.

                                              Very truly yours,

                                              Christopher K. Seglem
                                              Chairman of the Board, President
                                              and Chief Executive Officer


            STOCKHOLDERS SHOULD READ THE COMPANY'S CONSENT REVOCATION
               MATERIAL CAREFULLY WHEN IT BECOMES AVAILABLE BEFORE
                          MAKING ANY VOTING DECISIONS.

    If you have any questions about this process or need further assistance, please contact: Morrow & Co., Inc. at (800) 566-9061 (toll-free).

Certain information required by the Rules of the Securities and Exchange Commission ("SEC")

     Westmoreland Coal Company (the "Company") and the following Directors of the Company may be deemed to be participants in the Company's solicitation:
Thomas J. Coffey, Pemberton Hutchinson, Robert E. Killen, William R. Klaus, Thomas W. Ostrander, Christopher K. Seglem, and James W. Sight. Employee participants may include Paul W. Durham (Assistant General Counsel and Secretary), Robert J. Jaeger (Senior Vice President of Finance and Treasurer), Diane S. Jones (Vice President, Corporate Business Development & Corporate Relations), W. Michael Lepchitz (Vice President and General Counsel, and President and General Counsel, Westmoreland Energy, Inc.) and Christopher K. Seglem (Chairman of the Board, President and Chief Executive Officer). The above named individuals collectively beneficially own approximately 1,527,720 shares, or approximately 20.3%, of the Company's outstanding common stock (excluding shares of common stock that may be obtained upon conversion of the Company's depositary shares ("Depositary Shares"), each representing one-quarter of a share of the Company's Series A Convertible Exchangeable Preferred Stock). Such individuals also collectively beneficially own approximately 1,956 Depositary Shares, or approximately 0.2% of the outstanding Depositary Shares, which are convertible into 3,341 shares of the Company's common stock. Beneficial ownership is determined in accordance with rules of the SEC; under these rules, a person is deemed to beneficially own, among other things, shares subject to options exercisable currently or within 60 days. Additional information about the directors and executive officers is included in the Company's proxy statement for its 2000 Annual Meeting of Stockholders, filed with the SEC on April 20, 2000, and will also be included in a consent revocation statement to be filed by the Company with the SEC in response to the consent solicitation filed by the dissidents.

     INVESTORS ARE URGED TO READ THE CONSENT REVOCATION STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the documents free of charge at the SEC's website (www.sec.gov). In addition, documents filed by the Company with the SEC will be available free of charge from the Company by contacting Diane S. Jones, Vice President, Corporate
Business Development & Corporate Relations, 2 North Cascade Ave., 14th Floor, Colorado Springs CO 80903, 719-442-2600.